Registration No. 333-68513
                                Rule 424(b)(3)

          Supplement to Prospectus Supplement Dated October 28, 1997

                   Structured Asset Securities Corporation,
               Mortgage Pass-Through Certificates, Series 1997-2

                 Norwest Bank Minnesota, National Association,
                                Master Servicer

     On October 31, 1997, Structured Asset Securities Corporation Mortgage Pass-Through Certificates, Series 1997-2, Class 1-A, 2-A1, 2-A2, 2-A3, 2-A4, 2-AP, 2-AX, B1, B2, B3 and R (the "Offered Certificates") were issued in an approximate original aggregate principal amount of $145,571,500. The Offered Certificates represented beneficial interests in a trust fund consisting primarily of two pools of fixed rate, fully amortizing and balloon, conventional, first lien residential mortgage loans (the "Mortgage Loans"). The Mortgage Loans were deposited by Structured Asset Securities Corporation into the trust fund for the benefit of certificateholders pursuant to a trust agreement by and among Structured Asset Securities Corporation, as depositor, Norwest Bank Minnesota, National Association, as master servicer, and First Union National Bank, as trustee. Lehman Brothers Inc., the underwriter, is an affiliate of the depositor and of Aurora Services Inc., one of the servicers.

     This supplement to the above-referenced Prospectus Supplement and the related prospectus dated May 21, 1996 (together, the "Prospectus") supplements and updates certain of the information set forth in the Prospectus. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus.






                                 Underwriter:

                                LEHMAN BROTHERS



March 31, 1999

     The tables set forth under the heading "The Servicers" on page S-42 of the Prospectus Supplement are hereby updated, in their entirety, as follows:

                           Aurora Loan Services Inc.
                        Delinquencies and Foreclosures
                             (Dollars in Million)



                                                                                         As of December 31, 1998 (3)
Total balance of mortgage loans serviced.....................................               $6,096
Percentage of mortgage loans delinquent by period of delinquency (1) (2)
    30 to 59 days............................................................                   3.21%
    60 to 89 days............................................................                  0.92
    90 days or more..........................................................                  0.42
                                                                                               ----
Total percentage of mortgage loans delinquent (1) (2) .......................                   4.55%
    In foreclosure (excluding bankruptcies)..................................                  2.10
    In bankruptcy............................................................                  0.61
                                                                                               ----
Total (2)....................................................................                   7.26%

-------------------------

(1) Delinquency information is for conventional and subprime loans only, excluding bankruptcies.
(2)  Percentages are based on the number of mortgage loans.
(3) A weighted average of the MBS method for conventional loans and the ABS method for subprime loans is used in calculation of delinquency percentage. Under the MBS methodology, a loan is considered delinquent if any payment is past due one or more days. In contrast, under the ABS methodology, a loan is considered delinquent if any payment is past due 30 days or more. The period of delinquency is based upon the number of days that payments are contractually past due (assuming 30-day months). Consequently, under the ABS methodology, a loan due on the first day of a month is not 30 days delinquent until the first day of the next month.

     The information contained in the tables entitled "Cut-off Date Scheduled Principal Balances - Pool 1," "Cut-off Date Scheduled Principal Balances - Pool 2," "Mortgage Rates - Pool 1" and "Mortgage Rates - Pool 2" under the heading "Description of the Mortgage Pools" on pages S-34, S-31, S-40 and S-36, respectively, of the Prospectus Supplement is hereby updated to indicate, as of December 31, 1998, the Mortgage Loan Balances and Mortgage Rates of only those Mortgage Loans serviced by Aurora Loan Services Inc.:




              Cut-off Date Scheduled Principal Balances - Pool 1

                                                                                                    Percentage of
                                                                                                   Mortgage Loans
                                                                                Aggregate           by Aggregate
                      Range of                             Number of            Scheduled             Scheduled
           Scheduled Principal Balance ($)               Mortgage Loans     Principal Balance     Principal Balance
           -------------------------------               --------------     -----------------     -----------------

             .01 to   50,000.00......................         18            $  200,833.04                2.05%
  50,000.01 to 100,000.00............................         15             1,135,223.19              11.60
100,000.01 to 150,000.00.............................         14             1,749,351.84              17.87
150,000.01 to 200,000.00.............................         13             2,271,444.53              23.20
200,000.01 to 250,000.00.............................          7             1,609,871.22              16.44
250,000.01 to 300,000.00.............................          4             1,099,738.87              11.23
300,000.01 to 350,000.00.............................          1               327,434.12               3.34
450,000.01 to 500,000.00.............................          3               1,395,943.90            14.26
                                                             ---          ------------------         -------
     Total...........................................         75                       $               100.00%
                                                              ==          =            ==              =======
                                                                            9,789,840.71

     The average Cut-off Date Scheduled Principal Balance is approximately
                                 $130,531.21.

              Cut-off Date Scheduled Principal Balances - Pool 2

                                                                                                    Percentage of
                                                                                                   Mortgage Loans
                                                                                Aggregate           by Aggregate
                      Range of                             Number of            Scheduled             Scheduled
           Scheduled Principal Balance ($)               Mortgage Loans     Principal Balance     Principal Balance
           -------------------------------               --------------     -----------------     -----------------

             .01 to   50,000.00......................        155               $  4,263,828.99          13.43%
  50,000.01 to 100,000.00............................         86                  5,979,921.67         18.84
100,000.01 to 150,000.00.............................         32                  3,844,931.09         12.11
150,000.01 to 200,000.00.............................         16                  2,854,674.09          8.99
200,000.01 to 250,000.00.............................         22                  4,978,018.55         15.68
250,000.01 to 300,000.00.............................         11                  2,983,182.86          9.40
300,000.01 to 350,000.00.............................          6                  1,932,097.65          6.09
350,000.01 to 400,000.00.............................          1                    367,240.69          1.16
400,000.01 to 450,000.00.............................          5                  2,123,729.28          6.69
450,000.01 to 500,000.00.............................          3                  1,402,604.07          4.42
500,000.01 to 550,000.00.............................          2                 1,008,751.97           3.18
                                                            ----           -------------------        ------
     Total...........................................        339              $ 31,738,980.91          100.00%
                                                             ===          =   ================         =======

     The average Cut-off Date Scheduled Principal Balance is approximately
                                 $93,625.31.



                            Mortgage Rates - Pool 1


                                                                                                    Percentage of
                                                                                                   Mortgage Loans
                                                                                Aggregate           by Aggregate
                      Range of                             Number of            Scheduled             Scheduled
                 Mortgage Rates (%)                      Mortgage Loans     Principal Balance     Principal Balance

5.501 to   6.000.....................................        8                        $                10.56%
                                                                           1,033,860.11
6.001 to  6.500......................................       14             1,823,432.56               18.63
6.501 to   7.000.....................................       19             3,413,545.62               34.87
7.001 to   7.500.....................................       11             1,989,508.29               20.32
7.501 to   8.000.....................................        6               394,949.56                4.03
8.001 to   8.500.....................................        7               892,368.31                9.12
8.501 to   9.000.....................................        5               103,343.68                1.06
9.001 to   9.500.....................................        1                26,003.56                0.27
9.501 to 10.000......................................        4                112,829.02               1.15
                                                           ---           ----------------            ------
     Total...........................................       75                       $                100.00%
                                                            ==           =           ==               =======
                                                                          9,789,840.71

                     The weighted average Mortgage Rate is
                            approximately 6.992%.

                            Mortgage Rates - Pool 2

                                                                                                    Percentage of
                                                                                                   Mortgage Loans
                                                                                Aggregate           by Aggregate
                      Range of                             Number of            Scheduled             Scheduled
                 Mortgage Rates (%)                      Mortgage Loans     Principal Balance     Principal Balance

  6.001 to   6.500...................................         8             $  955,182.81                3.01%
  6.501 to   7.000...................................        30              7,050,768.11              22.21
  7.001 to   7.500...................................        27              3,795,310.32              11.96
  7.501 to   8.000...................................        42              5,675,776.67              17.88
  8.001 to   8.500...................................        97              6,623,497.74              20.87
  8.501 to   9.000...................................        56              3,371,838.69              10.62
  9.001 to   9.500...................................        52              2,630,474.34               8.29
  9.501 to 10.000....................................        26              1,530,225.18               4.82
10.501 to 11.000.....................................         1               105,907.05                0.33
                                                              -               -----------               ----
     Total...........................................       339                        $               100.00%
                                                            ===           =            ==              =======
                                                                           31,738,980.91

                     The weighted average Mortgage Rate is
                            approximately 7.982%.